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EXHIBIT 11

STATEMENT  RE: COMPUTATION OF EARNINGS PER SHARE
($000's omitted, except for per share data)





                                                                             Three Months Ended
                                                                                  March 31,
                                                                           1995              1994
                                                                         --------          --------
                                                                           (000's omitted except
                                                                             for per share data)
Average Shares outstanding                                                 11,160             7,976

Net effect of dilutive stock options
  based on the treasury stock method
  using average market price                                                   95               181
                                                                         --------          --------

                                 TOTALS                                    11,255             8,157
                                                                         ========          ========


                            NET INCOME (LOSS)                            $ (2,058)         $  1,655
                                                                         ========          ========


                  NET INCOME (LOSS) PER SHARE                            $   (.18)         $    .20
                                                                         ========          ========





Note: Fully diluted calculation is not presented because dilution is less than 3%.





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